UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): November 9, 2011
INTERNATIONAL FLAVORS & FRAGRANCES INC.
(Exact Name of Registrant as Specified in Charter)

New York	1-4858	13-1432060

(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

521 West 57th Street, New York, New York		10019

(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code (212) 765-5500
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On November 9, 2011, International Flavors & Fragrances Inc. (the “Company”), IFF Latin American Holdings (España) S.L., a subsidiary of the Company (“IFF Spain”), and certain of the Company’s other subsidiaries (together with IFF Spain, the “Subsidiaries,” together with the Company, each a “Borrower,” and collectively the “Borrowers”) entered into a credit agreement (the “Credit Agreement”) with Citibank, N.A., as administrative agent and the other lenders, agents, arrangers and bookrunners named therein.
The Credit Agreement provides for a revolving loan facility in an aggregate amount up to an equivalent of $950 million (the “Facility”). There are three tranches under the Facility. The Tranche A facility is available to all of the Borrowers other than IFF Spain in U.S. dollars, euros, Swiss francs, Japanese yen and British sterling in an aggregate amount up to an equivalent of $458 million and contains sublimits of $25 million for letters of credit and $50 million for swing line borrowings. The Tranche B facility is available to all of the Borrowers in euros, Swiss francs, Japanese yen and British sterling in an aggregate amount up to an equivalent of $354 million and contains sublimits of €25 million for letters of credit and €50 million for swing line borrowings. The Tranche C facility is available to all of the Borrowers in euros only in an aggregate amount up to €100,505,400. The Facility will be available for general corporate purposes of each Borrower and its subsidiaries. The obligations under the Credit Agreement are unsecured and the Company has guaranteed the obligations of each other Borrower under the Credit Agreement. The Facility will mature on November 9, 2016, but may be extended for up to two additional one-year periods at the Company’s request, subject to the agreement of the lenders having commitments representing more than 50% of the aggregate commitments of all lenders under the Credit Agreement.
Borrowings under the Credit Agreement will bear interest, at the Company’s option, at a rate equal to either the base rate in effect from time to time as described in the Credit Agreement or LIBOR, in each case plus the applicable margin. The borrowings under the Credit Agreement are available in the currencies set forth in the preceding paragraph but the base rate interest option is only available for borrowings denominated in U.S. dollars. The applicable margin for borrowings under the Credit Agreement may change depending on the Company’s public debt rating. The Company will pay quarterly in arrears a commitment fee to each lender at a rate per annum equal to an applicable percentage in effect from time to time of (i) the aggregate amount of each lender’s unused commitment plus (ii) its ratable share of the average daily outstanding swing line borrowings under the applicable tranche facility. The applicable percentage used to determine the commitment fee described in the preceding sentence is based on the Company’s public debt rating as described in the Credit Agreement.
The Credit Agreement contains customary representations and warranties, events of default and covenants, including, among other things and subject to certain exceptions, covenants that restrict the ability of the Borrowers and/or certain of their subsidiaries to incur certain additional indebtedness, create or permit liens on assets and engage in mergers or consolidations. In addition, the Credit Agreement contains a covenant requiring the Company to maintain, at the end of each fiscal quarter, a ratio of net debt for borrowed money to consolidated EBITDA in respect of the previous 12-month period of not more than 3.25 to 1.

If there is an event of default under the Credit Agreement, the lenders would be permitted to terminate their commitments and accelerate the maturity of the indebtedness under the Credit Agreement.
The foregoing description of the Credit Agreement is qualified in its entirety by the copy thereof which is attached as Exhibit 10.1 hereto and incorporated herein by reference.
Item 1.02 Termination of a Material Definitive Agreement.
On November 10, 2011, the Company terminated its existing Multicurrency Revolving Facility Agreement, dated as of November 23, 2005 (as amended, supplemented or otherwise modified, the “Existing Credit Agreement”) by and among the Company, certain other borrowers party thereto, the lenders, the agents and arrangers party thereto and Citibank International plc, as agent for the lenders, and repaid all amounts that were outstanding under the Existing Credit Agreement.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 above with respect to the Credit Agreement is incorporated by reference in this Item 2.03 in its entirety.

Item 9.01. Financial Statements and Exhibits
(d) Exhibits
10.1	Credit Agreement, dated as of November 9, 2011, among International Flavors & Fragrances Inc., International Flavors & Fragrances (Luxembourg) S.à r.l., International Flavors & Fragrances (Nederland) Holding B.V., International Flavors & Fragrances I.F.F. (Nederland) B.V. and IFF Latin American Holdings (España) S.L., as borrowers, the banks, financial institutions and other institutional lenders and issuers of letters of credit party thereto, and Citibank, N.A. as administrative agent.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL FLAVORS & FRAGRANCES INC.
Dated: November 16, 2011	/s/ Kevin C. Berryman
	Name:	Kevin C. Berryman
	Title:	Executive Vice President and Chief Financial Officer

Exhibit Index

Number	Description
10.1	Credit Agreement, dated as of November 9, 2011, among International Flavors & Fragrances Inc., International Flavors & Fragrances (Luxembourg) S.à r.l., International Flavors & Fragrances (Nederland) Holding B.V., International Flavors & Fragrances I.F.F. (Nederland) B.V. and IFF Latin American Holdings (España) S.L., as borrowers, the banks, financial institutions and other institutional lenders and issuers of letters of credit party thereto, and Citibank, N.A. as administrative agent.